Exhibit 2.2

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS MAY BE AMENDED, MODIFIED, RESTATED, REPLACED OR SUPPLEMENTED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF APRIL 2, 2018 BY AND BETWEEN SILICON VALLEY BANK, A CALIFORNIA CORPORATION (“SENIOR CREDITOR”) AND SCG DIGITAL FINANCING, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“SUBORDINATED CREDITOR”) TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY BORROWER AND THE SECURITY INTERESTS AND LIENS SECURING SUCH INDEBTEDNESS, PURSUANT TO THAT CERTAIN AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT DATED OCTOBER 13, 2017, AS MAY BE AMENDED, MODIFIED, RESTATED, REPLACED OR SUPPLEMENTED FROM TIME TO TIME, BY AND BETWEEN BORROWER AND SENIOR CREDITOR, AND SUBORDINATED CREDITOR IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SUBORDINATED LOAN AND SECURITY AGREEMENT

THIS SUBORDINATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated effective as of April 2, 2018 (the “Effective Date”) between SCG DIGITAL FINANCING, LLC, a Delaware limited liability company (“Lender”), and RMG NETWORKS, INC., a Delaware corporation, RMG NETWORKS HOLDING CORPORATION, a Delaware corporation, RMG ENTERPRISE SOLUTIONS, INC., a Delaware corporation, RMG NETWORKS LIMITED, a corporation formed under the laws of the United Kingdom (“RMG Ltd.”), and RMG NETWORKS MIDDLE EAST, LLC, a Nevada limited liability company (collectively, “Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender.

1             ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2             LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.  Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2          Loan Facility.

(a)          Bridge Line.  Subject to the terms and conditions of this Agreement, Lender agrees to make an Advance of $2,000,000 constituting the full Bridge Line to Borrower within one Business Day of the Effective Date.  Amounts borrowed under this Section 2.2(a) may not be prepaid, except as set forth in Section 2.5(c) hereof, or reborrowed.

(b)          Penalty Loan.  Subject to the terms and conditions of this Agreement, within ten (10) Business Days after the Effective Date, the Lender agrees to escrow $1,000,000 with the Escrow Agent pursuant to the Escrow Agreement.  In the event that the Penalty Loan Conditions have been satisfied prior to the Maturity Date, Lender shall make an Advance of $1,000,000 constituting the full Penalty Loan to Borrower in accordance with the terms of the Escrow Agreement. Amounts borrowed under this Section 2.2(b) may not be prepaid or reborrowed.  At the request of Lender, the parties agree that, if acceptable to the Escrow Agent,  instead of escrowing cash with the Escrow Agent for the purpose of funding the Penalty Loan, Lender may provide a letter of credit in the face amount of $1,000,000 and in form and substance reasonably acceptable to Borrower, which letter of credit will be drawable by the Escrow Agent at any time and  upon written notice from the Borrower (with a copy to Lender) that the Penalty Loan Conditions have been satisfied prior to the Maturity Date in accordance with Section 3.4, the Escrow Agent shall immediately draw such letter of credit and place the proceeds into escrow and, subject to the terms of the Merger Agreement and the procedures in the Escrow Agreement, the amount so drawn will be advanced by the Escrow Agent to Borrower and constitute the Penalty Loan advanced under this Agreement.  If Lender requests the option of providing the letter of credit, the parties agree to cooperate in good faith to modify the Merger Agreement, Escrow Agreement and this Agreement, if necessary, to conform the mechanics of the Penalty Loan to reflect funding through a letter of credit instead of deposited cash.

(c)          Termination; Repayment.  The Bridge Line shall terminate on the earlier of (i) the Maturity Date and (ii) ten (10) Business Days following Borrower’s receipt from Lender of a notice of acceleration of the Bridge Line following the occurrence of an Acceleration Event, at which time the principal amount of the Advances, the unpaid interest thereon, and all other Obligations (other than those relating to the Penalty Loan) or otherwise then due and owing under the Loan Documents shall be immediately due and payable.

The Penalty Loan, if any, and Lender’s commitment to fund the Penalty Loan, shall terminate on the earlier of (i) the Maturity Date and (ii) ten (10) Business Days following the incurrence by Borrower of Replacement Financing, at which time the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Penalty Loan or otherwise then due and owing under the Loan Documents shall be immediately due and payable.

2.3          Payment of Interest on the Credit Extensions.

(a)          Interest Rate.  Subject to Section 2.3(b), (i) the principal amount outstanding under the Bridge Line shall accrue interest at (x) a floating per annum rate equal to eight percent (8.0%) above the Prime Rate payable in cash plus (y) an additional two percent (2.0%) per annum payable in kind (“PIK Interest”) and (ii) the principal amount outstanding under the Penalty Loan shall accrue PIK Interest at a floating per annum rate equal to five percent (5.0%) above the Prime Rate.  Cash interest shall be payable quarterly in accordance with Section 2.3(d) below. In the event that, pursuant to the Subordination Agreement, Borrower is prohibited from paying any cash interest due under this Agreement, such interest shall be payable as PIK Interest (provided that if Borrower is permitted to thereafter pay interest on the Advances under the Subordination Agreement, then Borrower shall prepay within two Business Days following notice from SVB that such payments may be made the portion of the principal of the Advances constituting interest that would have been paid but was instead converted to PIK Interest).

(b)          Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two and one half percent (2.5%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)          Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)          Payment; Interest Computation.  Cash interest is payable quarterly on the last day of each fiscal quarter.  PIK Interest shall accrue quarterly on the last day of each fiscal quarter and be added to the principal balance of the Advances.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(e)          Spreading of Interest.  Due to irregular periodic balances of principal, the variable nature of the interest rate, or prepayment, the total interest that will accrue under this Agreement cannot be determined in advance.  Lender does not intend to contract for, charge or receive more than the maximum rate permitted by applicable state or federal law (the “Maximum Lawful Rate”) or the maximum amount permitted by applicable state or federal law (the “Maximum Lawful Amount”), and to prevent such an occurrence Lender and Borrower agree that all amounts of interest, whenever contracted for, charged or received by Lender, with respect to the Obligations, will be spread, prorated or allocated over the full period of time the Obligations are unpaid, including the period of any renewal or extension thereof.  If the maturity of the Obligations is accelerated for any reason whether as a result of an Event of Default or otherwise prior to the full stated term, the total amount of interest contracted for, charged or received to the time of such demand shall be spread, prorated or allocated along with any interest thereafter accruing over the full period of time that the Obligations thereafter remain unpaid for the purpose of determining if such interest exceeds the Maximum Lawful Amount.

(f)           Excess Interest.  At maturity (whether by acceleration or otherwise) or on earlier final payment of the Obligations, Lender shall compute the total amount of interest that has been contracted for, charged or received by Lender or payable by Borrower hereunder and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged or received by Lender.  If such computation reflects that the total amount of interest that has been contracted for, charged, received by Lender, or payable by Borrower exceeds the Maximum Lawful Amount, then Lender shall apply such excess to the reduction of the principal balance, and any such excess remaining thereafter shall be refunded to Borrower.  This provision concerning the crediting or refund of excess interest shall control and take precedence over all other agreements between Borrower and Lender so that under no circumstances shall the total interest contracted for, charged or received by Lender exceed the Maximum Lawful Amount.

2.4          Fees or Premiums.  Borrower shall pay to Lender:

(a)          Prepayment Premiums.  In the event (x) Lender declares the loans due and payable in accordance with Section 9.1, (y) the loans become immediately due and payable in accordance with Section 9(a), without any action by Lender, as a result of an Event of Default described in Section 8.5 of the SVB Loan Facility or (z) the Advances are prepaid in full or in part (with the proceeds of the Replacement Financing or otherwise), a prepayment premium in an amount equal to the sum of (i) (A) the principal amount of the Bridge Line that is so declared due and payable, automatically due and payable, or prepaid, as the case may be, multiplied by (B) ten percent (10.0%) plus the Prime Rate on such date, multiplied by (C) the number of days remaining between the date thereof and the then scheduled Maturity Date, divided by (D) 360.

(b)          Lender Expenses.  All Lender Expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Lender); provided that all such Lender Expenses incurred through and including the Effective Date shall be limited to $50,000.

(c)          Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder.

2.5          Payments; Application of Payments.

(a)          All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)          Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)          Borrower may not prepay (including from proceeds of any Replacement Financing, other than a Replacement Financing that is entered into concurrently with the consummation by Borrower of a merger, business combination or other principal transaction pursuant to a binding written agreement with respect to a Superior Proposal (as defined in the Merger Agreement)) the Credit Extensions on or prior to the first anniversary of this Agreement without the consent of Lender.

2.6          Withholding.  Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

2.7          Evidence of Debt.  Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to Lender resulting from the Credit Extensions made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. In the case Lender that does not request, pursuant to this Section 2.7, execution and delivery of a promissory note evidencing the Credit Extensions made by Lender to Borrower, such account or accounts shall be conclusive evidence of such Indebtedness of Borrower to Lender, absent manifest error. Borrower agrees that, upon the request by Lender, Borrower will execute and deliver to Lender a promissory note (a “Note”) in form and substance acceptable to Lender payable to Lender in an amount equal to the Lender’s Credit Extensions evidencing the Credit Extensions made by Lender.  Borrower hereby irrevocably authorizes Lender to make (or cause to be made) appropriate notations on the grid attached to Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of the Credit Extensions. Such notations shall be conclusive evidence of the applicable Indebtedness of Borrower absent manifest error. The Note shall include the conversion provisions set forth in Section 12.15 of this Agreement.

3             CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Credit Extension.  Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)          duly executed original signatures to the Loan Documents;

(b)          good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation, as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)          a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(d)          duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e)          the Perfection Certificate(s) of each Borrower, together with the duly executed original signatures thereto;

(f)           certified copies, dated as of a recent date, of financing statement searches, as Lender may request, and Lender’s satisfaction that all Liens securing Indebtedness for borrowed money owed by Borrower and disclosed in such searches will be terminated, except for those Liens acceptable to Lender in its sole discretion;

(g)          completed exhibits to the IP Agreement; and

(h)          payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.

3.2          Conditions Precedent to all Credit Extensions.  Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)          timely receipt of a request for an Advance and any materials and documents required by Section 3.4;

(b)          solely with respect to Advances under the Bridge Line, (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Advance, as applicable, and on the Funding Date of each Advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (ii) no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Advance under the Bridge Line is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(c)          solely with respect to Advances under the Penalty Loan, the Penalty Loan Conditions have been met in accordance with the terms of the Escrow Agreement.

3.3          Covenant to Deliver.  Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender’s sole discretion.

3.4          Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, (a) Lender shall fund the initial Advance under the Bridge Line on the Effective Date and (b) to obtain an Advance under the Penalty Loan, Borrower (via an Authorized Signer) shall notify the Escrow Agent following the date on which all of the Penalty Loan Conditions have been met of its election to exercise the Penalty Loan.  A notice for an Advance under the Penalty Loan shall be in compliance with the Escrow Agreement and the Merger Agreement.  Lender shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances under the Bridge Line.  Lender or Escrow Agent, as applicable, shall credit proceeds of an Advance to the Designated Deposit Account.  Lender may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

4             CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and the termination of Lender’s obligation to make Credit Extensions, Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event all Obligations (other than inchoate indemnity obligations) are satisfied in full and Lender’s obligations to make Credit Extensions have terminated, at Borrower’s expense, Lender shall terminate the security interest granted herein.

4.2          Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a perfected security interest in the Collateral that is (i) subordinate to the Liens securing the Indebtedness under the SVB Loan Facility, and (ii) prior to all other Liens (except for Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

4.3          Authorization to File Financing Statements.  Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

5             REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  In connection with this Agreement, Borrower has delivered to Lender a completed certificate signed by each Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”).  Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound, except in the case of the foregoing clauses (ii), (iv) and (v) where the same could not reasonably be expected to have a Material Adverse Effect.  Borrower is not in default under any agreement to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect.

5.2          Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Lender in connection herewith and which Borrower has taken such actions as are necessary to give Lender a perfected security interest therein, other than the Collateral Accounts that are included in the Excluded Property.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3          Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.4          Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.5          Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.6          Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $50,000.

5.7          Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.8          Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6             AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1          Government Compliance.

(a)          Subject to transactions permitted pursuant to Section 7.3 hereof, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)          Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2          Financial Statements, Reports, Certificates. Provide Lender with the following:

(a)          as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, upon Lender’s request, consolidating balance sheet and income statement covering Borrower’s consolidated operations and Borrower’s and each of its Subsidiaries operations (subject to the absence of footnotes and subject to year-end adjustments) for such month certified by a Responsible Officer and in a form acceptable to Lender (the “Monthly Financial Statements”);

(b)          as soon as available, a copy of the “Compliance Certificate” from time to time required to be delivered under the SVB Loan Facility, together with all schedules and attachments thereto;

(c)          within forty-five (45) days after the end of each fiscal year of Borrower, and promptly upon any subsequent modification thereof, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(d)          as soon as available, and in any event within one hundred fifty (150) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender;

(e)          within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Lender in writing (which may be by electronic mail) of the posting of any such documents;

(f)           within five (5) days of delivery, copies of all statements, reports and notices made available to any holders of Subordinated Debt;

(g)          prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(h)          a prompt report of any complaints filed with the Texas Workforce Commission against Borrower in the aggregate of Twenty-Five Thousand Dollars ($25,000) or more; and

(i)           promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Lender.

6.3          Remittance of Proceeds.  Except as otherwise provided in the Subordination Agreement, deliver, in kind, all proceeds arising from the disposition of any Collateral to Lender in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.3 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Lender the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $100,000 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lender.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.4          Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to Section 5.6, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5          Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Lender, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary.  The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Lender’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Lender schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Lender, then (without limiting any of Lender’s rights or remedies) Borrower shall pay Lender a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Lender to compensate Lender for the anticipated costs and expenses of the cancellation or rescheduling.

6.6          Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Lender.  At Lender’s request, Borrower shall deliver copies of insurance policies and evidence of all premium payments.  If the Senior Debt (as defined in the Subordination Agreement) has been paid in full, upon Lender’s request, Borrower shall cause all property policies to have a lender’s loss payable endorsement showing Lender as lender loss payee.  At Lender’s request, all liability policies shall show, or have endorsements showing, Lender as an additional insured.

6.7          Operating Accounts.  For each Collateral Account that Borrower at any time maintains, at Lender’s request if the Senior Debt (as defined in the Subordination Agreement) has been paid in full, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.8          Protection and Registration of Intellectual Property Rights.

(a)          (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to the conduct of its business; (ii) promptly advise Lender in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(b)          To the extent not already disclosed in writing to Lender, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise material to the conduct of its business, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly but in no event later than fifteen (15) days thereafter provide written notice thereof to Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Lender may request in its good faith business judgment to perfect and maintain a perfected security interest in favor of Lender in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Lender with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Lender may request in its good faith business judgment to perfect and maintain a perfected security interest in favor of Lender in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Lender copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Lender to perfect and maintain a perfected security interest in such property.

6.9          Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.10        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.6 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) in the case of the formation or acquisition of a Domestic Subsidiary, cause such new Domestic Subsidiary to provide to Lender a joinder to the Loan Agreement to cause such Domestic Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a Lien in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) subject to the last sentence of this Section 6.10 and the Subordination Agreement, provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance reasonably satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.6 hereof, at the time that Borrower forms any direct or indirect Foreign Subsidiary or acquires any direct or indirect Foreign Subsidiary after the Effective Date, Borrower shall pledge sixty-five percent (65%) of the outstanding voting equity interests and one hundred percent (100%) of outstanding non-voting equity interests of each Foreign Subsidiary directly owned by a Borrower or Subsidiary, in each instance, to Lender to secure the Obligations, promptly after formation or acquisition of such Foreign Subsidiary.  Within thirty (30) days of the Effective Date, Borrower shall cause RMG Ltd. to execute and deliver an English law mortgage debenture (substantially in the form of the English law mortgage debenture previously delivered by RMG Ltd. in favor of SVB in connection with the SVB Loan Facility, mutatis mutandis, or as otherwise reasonably acceptable to Lender), pursuant to which RMG Ltd. will charge by way of fixed and floating charge all of RMG Ltd.’s present and future undertaking, property and assets to secure the Obligations.

6.11        Further Assurances.  Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

7             NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent:

7.1          Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) consisting of non-exclusive license of Intellectual Property.

7.2          Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after their departure from Borrower. Borrower shall not, without at least ten (10) days prior written notice to Lender; (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3          Mergers or Acquisitions.  Except pursuant to the Merger Agreement, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).  A Borrower may merge or consolidate into another Borrower, and a Subsidiary may merge or consolidate into another Subsidiary or into a Borrower.

7.4          Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the security interest granted herein with the priority purported to be granted hereby.

7.6          Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, that Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.7          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for pursuant to the Merger Agreement and transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8          Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender.

7.9          Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.10        No Issuance of Pari Passu Stock.  At any time that this Agreement remains in effect (whether or not Obligations are outstanding), without the written consent of Lender, Borrower shall not, directly or indirectly, issue any class or series of capital stock (or any indebtedness or securities that are convertible or exchangeable into any class of series of capital stock or securities) of any Borrower that ranks pari passu or senior to the rights of the Series A Preferred Stock (if and when issued) with respect to the distribution of assets on the liquidation, dissolution or winding up of any Borrower, the payment of dividends or rights of redemption.  To the extent that any Borrower ssues any shares of preferred stock (or indebtedness or securities convertible or exchangeable into any shares of preferred stock) to any investor, Borrower shall obtain an express agreement from any such investor that such preferred stock is subordinate to the Series A Preferred Stock in a manner consistent with the foregoing.

8             EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default.  Borrower fails to (a) make any payment of principal on any Credit Extension when due or (b) pay any interest or other Obligations within three (3) Business Days after such Obligations are due and payable.  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but Lender shall not be required to make any Credit Extension during the cure period);

8.2          Covenant Default.

(a)          Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3 or 6.4 or violates any covenant in Section 7;

(b)          Borrower fails or neglects to perform any obligation in Sections 6.6, 6.7 or 6.10 and has not cured the same within ten (10) days after the occurrence thereof;

(c)          Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but Lender shall not be required to make any Credit Extension during the cure period).  Cure periods provided under this section shall not apply to any covenants set forth in clause (a) above;

8.3          SVB Loan Facility.  (a) There occurs an “Event of Default” as defined in the SVB Loan Facility (other than under Section 8.3, 8.5 or 8.6 thereof) and such “Event of Default” is not waived or cured pursuant to the terms thereof; or (b) there occurs an “Event of Default” under Section 8.3, 8.5 or 8.6 of the SVB Loan Facility (as in effect on the Effective Date or with such modifications as consented to by Lender), whether or not waived or cured thereunder; provided that in the event that the SVB Loan Facility is terminated or the obligations thereunder paid in full, each “Event of Default” under the SVB Loan Facility (as in effect immediately before such termination or payment in full) shall be an Event of Default hereunder; and

8.4          Merger Agreement.  Borrower shall have materially breached the Merger Agreement (provided that any breach of Sections 6.02, 6.03 or 6.04 of the Merger Agreement by Borrower shall be deemed material), and such breach has not been cured within five (5) days after receipt by Borrower of written notice of such breach from Lender.

9             LENDER’S RIGHTS AND REMEDIES

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, but subject to the Subordination Agreement, Lender may, without notice or demand, do any or all of the following:

(a)          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of the SVB Loan Facility occurs all Obligations are immediately due and payable without any action by Lender);

(b)          stop advancing money or extending credit for, and/or terminate Lender’s commitment or obligation to advance money or extend credit for, Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c)          subject to the Subordination Agreement, verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing Borrower money of Lender’s security interest in such funds;

(d)          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates.  Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e)          apply to the Obligations any amount held by Lender owing to or for the credit or the account of Borrower;

(f)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g)          deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)          demand and receive possession of Borrower’s Books; and

(i)           exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Power of Attorney.  Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lender’s or Borrower’s name, as Lender chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits.  Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated.  Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents and Lender’s obligations to make any Credit Extensions have been terminated.

9.3          Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Lender shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.  If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.4          Lender’s Liability for Collateral.  So long as Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5          No Waiver; Remedies Cumulative.  Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Lender has all rights and remedies provided under the Code, by law, or in equity.  Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver.  Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.6          Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

9.7          Borrower Liability.  Any Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.7 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 9.7, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	RMG Networks Holding Corporation
15301 N. Dallas Parkway, Suite 500
Dallas, Texas 75001
Attn: Jana Bell
Email: jana.bell@rmgnetworks.com
If to Lender:	SCG Digital Financial, LLC
c/o Sachs Capital Group, LLC
2132 Deep Water Lane, Suite 232`
Naperville, IL 60564
Attn: Greg Sachs
E-mail: gsachs@sachscapitalgroup.com

11           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, the internal laws of the State of New York govern the Loan Documents.  Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12           GENERAL PROVISIONS

12.1        Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied and all commitments of Lender to make loans to Borrower have terminated.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations) and all commitments of Lender to make loans to Borrower have terminated, this Agreement may be terminated by Borrower, effective three (3) Business Days after written notice of termination is given to Lender.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion).  Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3        Indemnification.  BORROWER AGREES TO INDEMNIFY, DEFEND AND HOLD LENDER AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ANY OTHER PERSON AFFILIATED WITH OR REPRESENTING LENDER (EACH, AN “INDEMNIFIED PERSON”) HARMLESS AGAINST:  (A) ALL OBLIGATIONS, DEMANDS, CLAIMS, AND LIABILITIES (COLLECTIVELY, “CLAIMS”) CLAIMED OR ASSERTED BY ANY OTHER PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS; AND (B) ALL LOSSES OR EXPENSES SUFFERED, INCURRED OR PAID BY SUCH INDEMNIFIED PERSON AS A RESULT OF OR ARISING FROM THE FINANCING TRANSACTIONS BETWEEN LENDER AND BORROWER (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET ATTORNEYS’ FEES AND EXPENSES), EXCEPT, IN EACH CASE, FOR CLAIMS, LOSSES AND/OR EXPENSES (X) CAUSED BY SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF LENDER’S OBLIGATION TO MAKE A LOAN AS REQUIRED BY THIS AGREEMENT OR (Y) SUFFERED, INCURRED OR PAID BY SUCH INDEMNIFIED PERSON AS A RESULT OF OR ARISING FROM ANY STOCKHOLDER LITIGATION (AS DEFINED IN THE MERGER AGREEMENT) EXCEPT TO THE EXTENT SUCH STOCKHOLDER LITIGATION STEMS SOLELY FROM ITS ROLE AS A LENDER HEREUNDER.  THE FOREGOING INDEMNITY BINDS BORROWER TO INDEMNIFY LENDER AND ITS OFFICERS, EMPLOYEES AND AGENTS FOR ITS OWN NEGLIGENCE (WHETHER SOLE, COMPARATIVE, CONTRIBUTORY OR OTHERWISE, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) AND THAT OF ITS OFFICERS, EMPLOYEES, AGENTS AND CONTRACTORS, AS WELL AS ANY LIABILITY ARISING BY VIRTUE OF ANY SUCH PERSON’S STRICT LIABILITY.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8        Confidentiality.  In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

12.9        Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.10      Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.11      Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.12      Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.13      Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.14      Conversion.  Lender and Borrower agree that, on and following the Conversion Trigger Date, Lender has the right to convert all or any portion of the Obligations (i.e., principal amount of all Credit Extensions and accrued and unpaid interest thereon under this Agreement) into shares of Series A Preferred Stock of RMG Networks Holdings Corporation (“Series A Preferred Stock”) on the terms set forth in the Certificate of Designation set forth as Exhibit B hereto.  The “Conversion Trigger Date” shall mean the earlier of (a) 150 days following the execution of the Merger Agreement or (b) the termination of the Merger Agreement pursuant to Sections 8.01(d) (failure to receive shareholder vote upon a final vote) or 8.01(e) (Company breach) thereof; provided that if the Borrower terminated the Merger Agreement under Section 8.01(h) of the Merger Agreement within the period referenced in clause (a) in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement), the Conversion Trigger Date shall be the later of (1) 150 days following the execution of the Merger Agreement or (2) 100 days following the execution of such definitive agreement with respect to a Superior Proposal.  Notwithstanding anything to the contrary, Lender shall have no right to convert the Obligations into any shares of Series A Preferred Stock if (a) the Penalty Loan Conditions are satisfied, (b) the Borrower shall have consummated prior to the Conversion Trigger Date an Unaffiliated Exit Event (as defined in Exhibit B hereof) pursuant to an acquisition agreement with a Person other than the Lender or its Affiliates and in which the public common stockholders of RMG Networks Holdings Corporation receive a fixed price in such transaction in excess of $1.27 per share of common stock or (c) Lender fails to escrow funds with (or provide a letter of credit to) the Escrow Agent in amount of $1,000,000 as required pursuant to Section 2.2(b) and Lender has not cured or rectified such failure (other than failing to perform by the initial required date) prior to the termination of the Merger Agreement.

13           DEFINITIONS

13.1        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Acceleration Event” means the occurrence of any of the following events: (a) the termination of the Merger Agreement (other than pursuant to Sections 8.01(f), 8.01(h), 8.01(i) or 8.01(j) thereof); (b) the termination of any binding written agreement concerning a transaction that constitutes a Superior Proposal (as defined in the Merger Agreement) (a “Superior Proposal Agreement”) or a failure to consummate the applicable transaction pursuant to a Superior Proposal Agreement within 100 days of the execution thereof; (c) the consummation of the merger pursuant to the Merger Agreement or the applicable transaction pursuant to a Superior Proposal Agreement; or (d) Borrower incurring Replacement Financing.

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means loan or loans under the Bridge Line or the Penalty Loan, as applicable.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Bridge Line” is the term loan facility described in Section 2.2, which facility will be in an initial principal amount of Two Million Dollars ($2,000,000).

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed in the State of New York.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Lender for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending xxxxxxx130 (last three digits) maintained by Borrower with SVB.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement ” means that certain Escrow Agreement to be entered into following the date hereof by and among Lender, SCG Digital, LLC, SCG Digital Merger Sub, Inc., RMG Networks Holding Corporation, and Escrow Agent.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Equity Interests” means the equity interests of a Foreign Subsidiary (other than the equity interests of RMG Ltd.) in excess of 65% of the voting power of such Foreign Subsidiary to the extent the pledge to lender in excess of 65% of such equity interests would result in adverse tax consequences to the Borrower.

“Excluded Property” means the following:

(a)          any asset subject to any rule of law, statute or regulation or any agreement contractual obligation or any general intangible (including a contract, any license, permit or franchise) held by any Borrower (i) that validly prohibits the creation by such Borrower of a security interest therein or thereon or (ii) to the extent that applicable law prohibits the creation of a security interest therein or thereon or (iii) would invalidate or constitute a breach or violation of, or results in the termination of or requires any consent not obtained under the provisions of, any such rule of law, statute, regulation, agreement, contractual obligation or general intangible, or agreements;

(b)          any Intellectual Property for which the creation by any Borrower of a security interest therein is prohibited without the consent of third party or by applicable law or that would be forfeited, abandoned, canceled, voided or invalidated by the grant of a security interest therein, including, without limitation, intent-to-use trademark applications prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(c)          the Excluded Foreign Equity Interests; and

(d)          cash collateral held in a deposit account maintained at First Republic Bank and/or certificates of deposit issued by First Republic Bank securing reimbursement obligations of the Borrower in connection with letters of credit issued by First Republic Bank in favor of certain beneficiaries as more specifically described on Schedule 13.1; provided, that in no event shall the balance of such account exceed 105% of the aggregate face amount of all such letters of credit remaining issued and enforceable, but undrawn.

provided,  however, that in each case described in clauses (a) and (b) of this definition, such property shall constitute “Excluded Property” only to the extent and for so long as such license, permit, or applicable law validly prohibits the creation of a Lien on such property in favor of the Lender and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means a Subsidiary which is a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code of 1986, as amended).

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made in the Code, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

 “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)          its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to such Person;

(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made in the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement between Borrower and Lender dated as of the Effective Date, as may be amended, modified or restated from time to time.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Robert Michelson as of the Effective Date, and (b) Chief Financial Officer, who is Jana Bell as of the Effective Date.

“Lender” is defined in the preamble hereof.

“Lender Entities” is defined in Section 12.8.

“Lender Expenses” are all fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Lender, all as amended, restated, or otherwise modified.

“Material Adverse Effect” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral, (b) a material adverse effect on the business, operations or financial condition of all entities included within Borrower taken as a whole or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” means (a) if the Penalty Loan has not been funded, the earlier of the first anniversary of the execution date of the Merger Agreement and the date that the loans become due and payable pursuant to Section 9.1 or (b) if the Penalty Loan has been funded, the earlier of the first anniversary of such funding and the date that the loans become due and payable pursuant to Section 9.1.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof among RMG Networks Holding Corporation, SCG Digital, LLC and SCG Digital Merger Sub, Inc., as such agreement may be amended, modified, restated, replaced or supplemented from time to time.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Penalty Loan” means a loan made after the Penalty Loan Conditions have been met in an aggregate principal amount equal to One Million Dollars ($1,000,000).

“Penalty Loan Conditions” means the conditions set forth in Section 8.03(b) of the Merger Agreement.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)          Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b)          Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)          Subordinated Debt;

(d)          Indebtedness advanced (or permitted to be advanced) under the SVB Loan Facility, and any extensions, refinancings, modifications, amendments and restatements thereof to the extent permitted under the Subordination Agreement;

(e)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)          Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h)          Indebtedness in respect of judgments and awards which would not constitute an Event of Default hereunder; and

(i)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)          Investments (including, without limitation, Investments in Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)          Investments consisting of Cash Equivalents;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)          Investments consisting of deposit accounts in which Lender has a perfected security interest;

(e)          Investments accepted in connection with Transfers permitted by Section 7.1;

(f)           Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)          Investments (i) by any Borrower in another Borrower, (ii) by Borrower in Subsidiaries that is not a Borrower not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year; and (iii) by Subsidiaries in another Subsidiary that is not a Borrower not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(h)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(i)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(j)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)          Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)          purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)          Liens securing the Indebtedness under the SVB Loan Facility;

(e)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h)          leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of

Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(i)           non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business; and

(j)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” is defined in Section 2.3(a).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Replacement Financing” means one or more new debt or equity financings (other than under the SVB Loan Facility) incurred prior to the date on which the Penalty Loan Conditions have been met, pursuant to which Borrower received proceeds or commitments in an amount equal to or greater than the lesser of (x) the aggregate Advances then outstanding hereunder and (y) $2,000,000.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

“SAAS Contracts” are software as a service contracts by and between Borrower and its customers arising in the ordinary course of Borrower’s business.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account”  is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordination Agreement” means that certain Subordination Agreement dated as of April 2, 2018 by and between SVB as “Senior Creditor” thereunder and Lender as “Subordinated Creditor” thereunder, as such agreement may be amended, modified, restated, replaced or supplemented from time to time.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB” means Silicon Valley Bank, a California corporation.

“SVB Loan Facility” means the revolving credit facility evidenced by that certain Amended and Restated Loan and Security Agreement dated as of October 13, 2017 between SVB and Borrower, as such agreement may be amended, modified, restated, replaced or supplemented from time to time.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Signatures Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

RMG NETWORKS, INC., a Delaware corporation

By:	/s/ Robert Michelson
Name:	Robert Michelson
Title:	President

RMG NETWORKS HOLDING CORPORATION, a Delaware corporation

By:	/s/ Robert Michelson
Name:	Robert Michelson
Title:	President and Chief Executive Officer

RMG ENTERPRISE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Robert Michelson
Name:	Robert Michelson
Title:	President

RMG NETWORKS MIDDLE EAST, LLC, a Nevada limited liability company

By:	/s/ Robert Michelson
Name:	Robert Michelson
Title:	President

RMG NETWORKS LIMITED, a corporation formed under the laws of the United Kingdom

By:	/s/ Robert Michelson
Name:	Robert Michelson
Title:	Director

Signature Page to Subordinated Loan and Security Agreement

LENDER:

SCG DIGITAL FINANCING, LLC, a Delaware limited liability company

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	President

Signature Page to Subordinated Loan and Security Agreement

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; provided that the Collateral shall not include the Excluded Property.

EXHIBIT B – CERTIFICATE OF DESIGNATION

(Attached)